UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934


CareCloud, Inc. (CCLD)
(Name of Issuer)

Common Stock, par value $0.001
(Title of Class of Securities)


14167R100
(CUSIP Number)


10/10/2023
(Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to
which this Schedule is filed:
[   ] Rule 13d-1(b)
[ x ] Rule 13d-1(c)
[   ] Rule 13d-1(d)


13G
CUSIP No. 14167R100

Page X of XX



1.  Names of Reporting Persons.

 YA Investments I LLC


2.  Check the Appropriate Box if a Member of a Group
(a)
(b)


3.  SEC Use Only


4.  Citizenship or Place of Organization
 Puerto Rico


   Number of Shares
   Beneficially
   Owned by    Each Reporting    Person With:
5.  Sole Voting Power
 1,403,315



6.  Shared Voting Power
 0



7.  Sole Dispositive Power
   1,403,315



8.  Shared Dispositive Power
 0


9.  Aggregate Amount Beneficially Owned by Each Reporting Person
  1,403,315


10.  Check if the Aggregate Amount in Row (9) Excludes Certain Shares


11.  Percent of Class Represented by Amount in Row (9)
8.79%


12.  Type of Reporting Person
 OO ? Limited Liability Company



13G
CUSIP No.  14167R100

ITEM 1.
(a) Name of Issuer: CareCloud, Inc.

(b) Address of Issuer's Principal Executive Offices:
7 Clyde Road, Somerset, NJ 08873

ITEM 2.
(a) Name of Person Filing: YA Investments I LLC

(b) Address of Principal Business Office, or if None, Residence:
3100 Carr 199 Ste 202, San Juan, PR 00926

(c) Citizenship: Puerto Rico

(d) Title of Class of Securities: Common Stock, par value $0.001

(e) CUSIP Number: 14167R100

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO SS.240.13d-1(b) OR 240.13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

(a) [_] Broker or dealer registered under
Section 15 of the Act (15 U.S.C. 78o).
(b) [_] Bank as defined in
Section 3(a)(6) of the Act (15 U.S.C. 78c).
(c) [_] Insurance company as defined in
Section 3(a)(19) of the Act (15 U.S.C. 78c).
(d) [_] Investment company registered under Section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).
(e) [_] An investment adviser in accordance with ss.240.13d-1(b)(1)(ii)(E);
(f) [_] An employee benefit plan or endowment fund in accordance with ss.240.13d-1(b)(1)(ii)(F);
(g) [ ] A parent holding company or control person in accordance with ss.240.13d-1(b)(1)(ii)(G);
(h) [_] A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);
(i) [_] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);
(j) [_] Group, in accordance with ss.240.13d-1(b)(1)(ii)(J).

ITEM 4. OWNERSHIP.

Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

(a) Amount beneficially owned: 1,403,315

(b) Percent of class: 8.79%


(c) Number of shares as to which such person has: 1,403,315


(i) Sole power to vote or to direct the vote: 1,403,315

(ii) Shared power to vote or to direct the vote: 0


(iii) Sole power to dispose or to direct the disposition of: 1,403,315


(iv) Shared power to dispose or to direct the disposition of: 0


INSTRUCTION. For computations regarding securities which represent a right to acquire an underlying security SEE ss.240.13d3(d)(1).

ITEM 5. OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

       Not Applicable.

ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

       Not Applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

       Not Applicable.

ITEM 8. IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

       Not Applicable.

ITEM 9. NOTICE OF DISSOLUTION OF GROUP.

       Not Applicable.

ITEM 10. CERTIFICATIONS.

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having such purpose or effect.



SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

10/16/2023
________________________________
(Date)

/ Kalpesh Patel /
________________________________
(Signature)

Kalpesh Patel, Manager
________________________________
(Name/Title)